Exhibit 23

         We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-55832, 333-104930 and 333-106190) of our reports dated February 4, 2005 and April 20, 2005 on our audits relating to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K, as amended, of GREAT SOUTHERN BANCORP, INC. for the year ended December 31, 2004.

/s/ BKD, LLP

April 20, 2005
Springfield, Missouri